Exhibit 1.2

Citadel Securities, LLC

601 Lexington Avenue, 45th Floor

New York, New York 10022

January 25, 2011

PERSONAL AND CONFIDENTIAL

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, MN 55350-9784

Attention: David Radloff

Ladies and Gentlemen:

Reference is made to the Dealer Manager Agreement, dated January 10, 2011 (the “Dealer Manager Agreement”), between Hutchinson Technology Incorporated (the “Company” or “you”) and Citadel Securities, LLC (“Citadel”, “we” or “us”), pursuant to which the Company appointed Citadel to act as dealer manager in connection with its offer to exchange a combination of newly issued Convertible Senior Notes due 2026 and cash for up to $75,294,000 of its outstanding 3.25% Convertible Subordinated Notes due 2026.

This amendment (this “Amendment”) to the Dealer Manager Agreement confirms the understanding and agreement of you and us as set forth below.

A. AMENDMENT TO DEALER MANAGER AGREEMENT.

Each	of the Company and Citadel hereby agrees to amend the Dealer Manager Agreement as follows:

1.	The last sentence of Section 3(b) of the Dealer Manager Agreement is hereby restated as follows:

“The Company will also reimburse you for all reasonable out-of-pocket accountable expenses actually incurred by you in connection with your services as Dealer Manager, including, without limitation, any filing or other fees required in connection with any filings with FINRA or NASDAQ, any fees payable to providers or publishers of market data and the reasonable fees and expenses of your counsel; provided that such expenses will not exceed $650,000.”

B. CONTINUING EFFECT. Except as expressly set forth herein, all provisions set forth in the Dealer Manager Agreement remain unchanged and in full force and effect.

C. GOVERNING LAW, WAIVER OF TRIAL BY JURY AND JURISDICTION. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflict of laws principles.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS AMENDMENT. EACH OF CITADEL AND THE COMPANY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) MAKES THIS WAIVER VOLUNTARILY AND (IV) HAS BEEN INDUCED TO ENTER INTO THIS LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION C.

Each party hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of (i) any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, as to any action directly or indirectly arising out of or relating to this Amendment or the formation, breach, termination or validity of this Amendment, and agrees that all claims in respect of any such action may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action in any court in which such venue may be laid in accordance with clause (a) of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action in any such court and (d) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

D. COUNTERPARTS.

This Amendment may be executed in separate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Amendment.

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In acknowledgment that the foregoing correctly sets forth the understanding reached by Citadel and the Company, please sign and return to us the enclosed copy of this Amendment, whereupon this Amendment shall constitute a binding agreement as of the date first indicated above. We are delighted to be serving the Company in connection with the matters referred to herein.

Very truly yours,

CITADEL SECURITIES, LLC

By:	/s/ Christopher L. Ramsay
Name: Christopher L. Ramsay
Title: Authorized Signatory

Accepted and agreed to as of the date indicated above:

HUTCHINSON TECHNOLOGY INCORPORATED

By:	/s/ David P. Radloff
	Name:	David P. Radloff
	Title:	Vice President and Chief Financial Officer